Exhibit 99.1

ATLANTIC AMERICAN CORPORATION REPORTS
FOURTH QUARTER AND YEAR END RESULTS FOR 2023;
DECLARES ANNUAL DIVIDEND

ATLANTA, Georgia, April 1, 2024 - Atlantic American Corporation (Nasdaq- AAME) today reported net loss for the three month period ended December 31, 2023 of $2.2 million, or ($0.11) per diluted share, as compared to net income of $1.0 million, or $0.05 per diluted share, for the comparable period in 2022.  For the year ended December 31, 2023, the Company reported net loss of $0.2 million, or ($0.03) per diluted share, as compared to net income of $1.5 million, or $0.06 per diluted share, for the year ended December 31, 2022.  The decrease in net income for the fourth quarter of 2023 was primarily due to an increase in insurance benefits and losses incurred partially offset by an increase in unrealized gains in equity securities.  The decrease in net income for the year ended December 31, 2023 was primarily due to a decrease in earned premiums, as well as an increase in insurance benefits and losses as a percentage of premiums.  Also contributing to the decrease in net income is an increase in debt service costs due to rising interest rates.  Partially offsetting this decrease was a decline in unrealized losses on equity securities.

Operating income (loss), as defined below, decreased to a $4.3 million operating loss in the three month period ended December 31, 2023, as compared to $3.5 million operating income for the three month period ended December 31, 2022.  For the year ended December 31, 2023, the Company reported operating income of $1.5 million compared to operating income of $9.6 million for the year ended December 31, 2022.  The decrease in operating income for the three and twelve month periods was primarily due to an increase in insurance benefits and losses incurred as a percentage of premiums.

Commenting on the results, Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, stated, “The Company has made significant investments in both human talent and information technology within our Life and Health segment that we expect will lead to improved top line results and profitability of our business.  While we have experienced some inflationary pressures in our Property and Casualty segment, their disciplined underwriting approach delivered another profitable year.  In recognition of our enthusiasm for 2024, the Board of Directors recently approved the Company’s annual dividend of $0.02 per share, which is payable on April 26, 2024 to shareholders of record on April 12, 2024.”

Atlantic American Corporation is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Bankers Fidelity Assurance Company and Atlantic Capital Life Assurance Company.

Note regarding non-GAAP financial measure: Atlantic American Corporation presents its consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP).  However, from time to time, the Company may present, in its public statements, press releases and filings with the Securities and Exchange Commission, non-GAAP financial measures such as operating income (loss). We define operating income (loss) as net income (loss) excluding: (i) income tax expense (benefit); (ii) realized investment gains, net; and (iii) unrealized (gains) losses on equity securities, net.  Management believes operating income (loss) is a useful metric for investors, potential investors, securities analysts and others because it isolates the “core” operating results of the Company before considering certain items that are either beyond the control of management (such as income tax expense (benefit), which is subject to timing, regulatory and rate changes depending on the timing of the associated revenues and expenses) or are not expected to regularly impact the Company’s operating results (such as any realized and unrealized investment gains (losses), which are not a part of the Company’s primary operations and are, to a limited extent, subject to discretion in terms of timing of realization).  The financial data attached includes a reconciliation of operating income (loss) to net income (loss), the most comparable GAAP financial measure.  The Company’s definition of operating income (loss) may differ from similarly titled financial measures used by others.  This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Note regarding forward-looking statements: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks, including the Company’s ability to remediate the identified material weakness in its internal control over financial reporting as described in the Company’s most recent Annual Report on Form 10-K and those other risks and uncertainties detailed in statements and reports that the Company files from time to time with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited; In thousands, except per share data)	2023	2022	2023	2022
Insurance premiums
Life and health	$26,138	$28,391	$110,382	$115,164
Property and casualty	16,781	16,523	68,443	70,276
Insurance premiums, net	42,919	44,914	178,825	185,440

Net investment income	2,633	2,422	10,058	9,932
Realized investment gains, net	-	1	70	30
Unrealized gains (losses) on equity securities, net	1,190	(2,106)	(2,177)	(7,562)
Other income	3	-	17	11

Total revenue	46,745	45,231	186,793	187,851

Insurance benefits and losses incurred
Life and health	22,931	18,278	71,485	76,281
Property and casualty	12,926	10,626	51,015	47,175
Commissions and underwriting expenses	9,294	10,819	46,124	46,713
Interest expense	862	661	3,269	1,952
Other expense	3,834	3,483	15,465	13,634

Total benefits and expenses	49,847	43,867	187,358	185,755

Income (loss) before income taxes	(3,102)	1,364	(565)	2,096
Income tax expense (benefit)	(874)	318	(394)	571

Net income (loss)	$(2,228)	$1,046	$(171)	$1,525

Earnings (loss) per common share (basic and diluted)	$(0.11)	$0.05	$(0.03)	$0.06

Reconciliation of non-GAAP financial measure

Net income (loss)	$(2,228)	$1,046	$(171)	$1,525
Income tax expense (benefit)	(874)	318	(394)	571
Realized investment gains, net	-	(1)	(70)	(30)
Unrealized (gains) losses on equity securities, net	(1,190)	2,106	2,177	7,562

Non-GAAP operating income (loss)	$(4,292)	$3,469	$1,542	$9,628

	December 31,	December 31,
Selected balance sheet data	2023	2022

Total cash and investments	$265,368	$257,575
Insurance subsidiaries	259,253	251,378
Parent and other	6,115	6,197
Total assets	381,265	367,064
Insurance reserves and policyholder funds	212,422	202,651
Debt	36,757	35,747
Total shareholders' equity	107,275	102,193
Book value per common share	4.99	4.74
Statutory capital and surplus
Life and health	38,299	36,672
Property and casualty	51,774	53,023